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                                                                    EXHIBIT 99.1



FOR:                                               FROM:
Microleague Multimedia, Inc.                       Financial Communications
For more information contact:                      For more information contact:
Peter Flanagan                                     David Evanson
717-872-6567, x. 131                               610-649-3604

For Immediate Release:

            Microleague Completes Acquisition of Micro Sports' Assets

Newark, DE, October 28, 1996, Microleague Multimedia, Inc. (Nasdaq: MLMI, MLMIW) announced that it has completed the acquisition of Micro Sports, Incorporated, a Chattanooga, TN developer of sports simulation software games.

Under the terms of the purchase agreement, MLMI acquired the assets of Micro Sports in exchange for approximately 309,000 shares of its common stock and the assumption of certain liabilities. Of these liabilities, the largest was related to the acquisition of distribution rights for Micro Sports products, which were formerly distributed by IBM Corporation.

MLMI chairman and chief executive officer Neil B. Swartz said "MLMI has been a leading publisher of sports simulations for many years. Add to our history of quality publications the leading development skills of Micro Sports, and we have a team that is strong across the board." Micro Sports president David Holt said that his company joined the MLMI team based upon their qualify reputation. Said Holt, "our main reason for bringing the Micro Sorts team to MLMI is because they are becoming one of the most aggressive publishers in the industry. Micro Sports has always been a very aggressive developer of sports simulation software. The combination of our companies makes us an indisputable leader in our market segment."

In addition, Swartz said that the acquisition delivers several important strategic and operating benefits.

First, he said that the addition of the Micro Sports product line to MLMI takes an important competitor off the market. Said Swartz, "by any benchmark, Micro Sports has been a leader in the development of sports simulations and has a brand-name that is synonymous with quality and high- profile action."

Second, Swartz said the acquisition substantially strengthens the MLMI development team. "The computer programmers at Micro Sports will now join the MLMI team," said Swartz. "We think their combined 160 years of programming experience gives us one the deepest and most talented development staffs in this market segment."

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Third, said Swartz, the addition of the Micro Sports product line will increase the overall product flow that MLMI is able to deliver to the market. In addition to the Micro Sports product line which includes Micro Sports NFL Pro Football and Micro Sports Pro League Baseball, the acquisition will provide MLMI with additional software engines to facilitate consistent product releases going forward.

In a related development that demonstrates how this acquisition will enhance product flow, MLMI announced earlier this month that it would launch the first two products in its Sports Illustrated Presents line of products thanks in large measure to the acquisition of Micro Sports' assets. These products include Sports Illustrated Presents MicroLeague(R) College Football '97 and Sports Illustrated Presents MicroLeague(R) College Football '97 Pro Football '97.

Microleague Multimedia, Inc. is a brand-oriented publisher of interactive multimedia computer software for the entertainment, lifestyle, and education segments of the personal computer market. The company publishes its software under the brand names MicroLeague(R), APBA(R), AbleSoft(TM), and General Admission(TM).


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